UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

RAM Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RAM Re House 46 Reid Street Hamilton HM 12 Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 24, 2008, Standard and Poor’s (S&P) downgraded to A+, from AA, the insurance financial strength rating of RAM Reinsurance Company Ltd. (RAM Re). In the same rating action, S&P also downgraded the rating of the preference shares of RAM Holdings Ltd. to BB+ and the rating of Blue Water Trust, a related contingent capital facility, to BBB. S&P stated that the outlook for all the ratings continues to be negative. S&P further stated that its rating action reflects its view that the diversity and scope of RAM Re’s reinsurance relationships have suffered as more of the primary insurers’ new business production has declined in the current environment. These changes raise the likelihood in S&P’s view that RAM Re’s new business generation will be limited until the primary insurers can stabilize their franchises. The rating changes also reflect the difficulty S&P believes RAM Re may face, in light of the current environment, toward improving its historically below-average return on equity (ROE). Finally, S&P stated that the rating changes reflect S&P’s view of RAM Re’s weakened capital adequacy position, which is the result of a significant amount of projected losses relating primarily to reinsured subprime and second lien RMBS and secondarily CDOs of ABS. Although the company's capital adequacy margin of safety in S&P’s analysis was at the low end of the range of 1.0x-1.1x, which exceeds Standard & Poor's 'A' criteria of 0.8x, it has declined from prior years when the margin of safety was in excess of 1.25x.

A press release relating to this ratings action is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release, “RAM Holdings Ltd. Comments on Standard and Poors’s Ratings Action,” dated September 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd. (Registrant)

Dated: September 25, 2008	By:	/s/ Victoria W. Guest
Name: Victoria W. Guest
Title: General Counsel